Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF MNTN, INC.

MNTN, Inc., a corporation duly organized and existing under the General Corporation Law (the “General Corporation Law”) of the State of Delaware (the “Company”), does hereby certify that:

FIRST: The name of the Company is MNTN, Inc., that this Company was originally incorporated pursuant to the General Corporation Law on April 6, 2009 under the name Steel House, Inc., and that the Company filed its amended and restated certificate of incorporation with the Secretary of State of Delaware on November 5, 2021 (as amended, the “Amended and Restated Certificate of Incorporation”).

SECOND: The Board of Directors of the Company duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Company and its stockholders, and authorizing the appropriate officers of the Company to solicit the approval of the stockholders therefor, which resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article FOURTH, Section A of the Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“A.          The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares that the Company shall have authority to issue is 159,604,004, of which 104,100,000 shares shall be Common Stock with the par value of $0.0001 per share (the “Common Stock”) and 55,504,004 shares shall be Preferred Stock with the par value of $0.0001 per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series, six of such series shall be denominated the “Series A Preferred,” the “Series B Preferred,” the “Series B-1 Preferred,” the “Series B-2 Preferred,” the “Series C Preferred” and the “Series D Preferred.” The Series A Preferred shall consist of 5,537,174 shares, the Series B Preferred shall consist of 9,010,723 shares, the Series B-1 Preferred shall consist of 11,500,000 shares, the Series B-2 Preferred shall consist of 7,500,000 shares, the Series C Preferred shall consist of 13,193,334 shares and the Series D Preferred shall consist of 8,762,773 shares.”

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer on this 9th day of May, 2024.

/s/ Mark Douglas
Mark Douglas, Chief Executive Officer

Signature Page to Certificate of Amendment to the Amended and Restated Certificate of Incorporation of MNTN, Inc.